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                                                                     EXHIBIT 5.1

                      [Letterhead of Delta Air Lines, Inc.]

                                                               February 10, 2005

Delta Air Lines, Inc.
Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia  30320-6001

Re:      Delta Air Lines, Inc.
         Registration Statement on Form S-1 (No. 333-121473)

Ladies and Gentlemen:

         I am Vice President - Deputy General Counsel of Delta Air Lines, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the preparation of the Registration Statement on Form S-1 (the "Registration Statement") being filed by Delta with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the sale from time to time of (i) up to $135,202,000 aggregate principal amount of the Company's 8% Senior Notes due 2007 (the "Notes") and (ii) 9,842,778 shares of the Company's common stock, par value $1.50 per share (the "Common Stock"). The Notes have been issued pursuant to the Indenture dated as of November 24, 2004 (the "Indenture") between the Company and The Bank of New York Trust Company, N.A., as trustee. The Notes and the Common Stock are to be offered and sold from time to time by their holders.

         I or counsel under my general supervision have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein.

         Based on the foregoing, I am of the opinion that

                  1. The Notes have been duly authorized by the Company, and, when duly executed, authenticated and delivered in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles of general applicability.

                  2. The shares of Common Stock when sold by the holders pursuant to the Registration Statement (including any Prospectus Supplement relating thereto), and provided no stop order shall have been issued by the Securities and Exchange Commission relating thereto, will be validly issued, fully paid and non-assessable.


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         I am a member of the Bar of the State of Georgia. I do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of Georgia and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. I also consent to the reference to me under the caption "Validity of Securities" in the Prospectus which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior consent.


                                        Very truly yours,

                                        /s/ Leslie P. Klemperer
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                                        Leslie P. Klemperer
                                        Vice President - Deputy General Counsel